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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2002

Navigation Technologies Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-21323 (Commission File Number)	77-0170321 (IRS Employer Identification No.)
222 Merchandise Mart, Suite 900, Chicago, Illinois (Address of principal executive offices)		60654 (Zip Code)

Registrant's telephone number, including area code (312) 279-3390

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

        On March 29, 2001, Navigation Technologies Corporation (the "Company") entered into a Stock Purchase Agreement (the "Agreement") with Philips Consumer Electronic Services B.V. ("Philips") pursuant to which Philips converted an aggregate of $443.0 million of our indebtedness to Philips in exchange for shares of our Series A preferred stock and Series B preferred stock. In conjunction with the closing of the Agreement, Philips purchased additional shares of Series A preferred stock. The Agreement also provided that Philips provide up to $50,000,000 of financing to the Company in exchange for the issuance of Series A preferred stock until such time as the Series A preferred stock converts to common stock pursuant to its terms. As of June 30, 2002, there were 4,005,969 shares of Series A preferred stock and 42,600,003 shares of Series B preferred stock outstanding, respectively. Additional shares of Series A preferred stock and Series B preferred stock are issuable upon declaration of the cumulative but unpaid dividends on the shares of Series A and Series B preferred stock owned by Philips. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and Annual Report on Form 10-K for the year ended December 31, 2001 for more information.

        Pursuant to the respective Certificates of Designation, the shares of Series A and Series B preferred stock automatically convert into shares of common stock upon the earliest to occur of (i) the closing of a qualifying initial public offering of our securities, (ii) the closing of a qualifying change of control transaction, or (iii) October 1, 2002. Upon the occurrence of one of the foregoing events, each share of Series A and Series B preferred stock automatically converts into the number of fully paid and non-assessable shares of common stock determined by dividing the liquidation preference of $10 per share, plus all cumulative, but unpaid dividends per share, by the applicable per share conversion price. In this case, since neither a qualifying initial public offering nor a qualifying change of control is expected to have occurred as of October 1, 2002, the applicable per share conversion price for the Series A and Series B preferred stock, as required by the respective Certificates of Designation, is the price per share of the Company's common stock as of October 1, 2002, as determined by a majority of the disinterested members of our board of directors, based (but not exclusively) on a valuation of the Company to be performed by an investment bank on or before September 15, 2002.

        On September 20, 2002, Philips filed a complaint (the "Complaint") against the Company in the Court of Chancery of the State of Delaware in and for New Castle County. The Complaint alleges that no member of the Company's Board of Directors are willing to serve as disinterested members of the Board to determine the applicable conversion price of the Series A and Series B preferred stock, as required by the respective Certificates of Designation. The Complaint seeks declaratory relief, injunctive relief and specific performance to require the Company to determine the applicable conversion price in accordance with the terms of the respective Certificates of Designation. The Company is currently reviewing the Complaint and has engaged outside counsel. It is not possible at this time to predict the outcome of this dispute, but based on our initial review, the Company does not believe the lawsuit will have a material adverse effect on our business, financial condition or results of operations. Regardless of the outcome, this litigation may result in substantial expense and significant diversion of our management resources. In addition, the conversion of the Series A and Series B preferred stock, either pursuant to the terms of the respective Certificates of Designation or in connection with the resolution of the litigation, will likely have an immediate and substantial dilutive effect on the holders of our common stock. See the Company's Form 10 filed on November 15, 2001, as amended, for more information.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navigation Technologies Corporation (Registrant)
Date: September 26, 2002	By:	/s/ LAWRENCE M. KAPLAN
	Its:	Vice President and General Counsel

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  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES